Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS THIRD QUARTER EARNINGS
     CHARLOTTE, N.C., Aug 2, 2007 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services including the diagnosis and treatment of cardiovascular disease, today announced its operating results for its third fiscal quarter, which ended June 30, 2007.
     Third quarter highlights:
•	Net revenue increased 5.6% to $192.3 million

•	Adjusted EBITDA rose 3.5% to $29.8 million

•	Adjusted admissions increased 2.4%
Third Quarter 2007 Results
     MedCath’s net revenue increased 5.6% to $192.3 million in the third quarter of fiscal 2007 from $182.0 million in the third quarter of fiscal 2006. Income from operations was $20.2 million in the third quarter of fiscal 2007, compared to income from operations of $17.9 million in the third quarter of fiscal 2006. Adjusted EBITDA in the third quarter of fiscal 2007 increased 3.5% to $29.8 million from $28.8 million in the third quarter of fiscal 2006. Income from continuing operations was $8.6 million, or $0.39 per diluted share, in the third quarter of fiscal 2007, compared to income from continuing operations of $5.9 million, or $0.30 per diluted share, in the third quarter of fiscal 2006.
     MedCath’s third quarter of fiscal 2007 financial results contain a $385,000, or a net impact of $0.01 per diluted share, decrease in net revenue and Adjusted EBITDA due to the settlement of Medicare cost reports related to prior periods.
     MedCath’s third quarter of fiscal 2006 financial results were impacted by certain unusual items that collectively had a $1.4 million unfavorable impact to net revenue and

Adjusted EBITDA and a $0.1 million, or $0.01 per diluted share, unfavorable impact to income from continuing operations.
     Share-based compensation expense totaled $0.7 million or $0.02 per diluted share in the third quarter of fiscal 2007, compared to $1.8 million or $0.05 per diluted share in the third quarter of fiscal 2006. Adjusted EBITDA disclosed above does not include this expense but the expense is included as a component of income from continuing operations.
     “Our third quarter results reflect our continued efforts to improve our operating margins and efficiency while maintaining our commitment to providing quality health care,” said Ed French, MedCath’s president and chief executive officer. “Our opportunities to add new facilities and services continue to increase and we look forward to announcing a new project in the foreseeable future.”
Operating Statistics and Cash Flow
     Hospital adjusted admissions for the third quarter of fiscal 2007 increased 2.4% from the third quarter of the previous fiscal year. Same facility hospital net revenue increased 7.5%. Net cash provided by operating activities of continuing operations for the third quarter of fiscal 2007 was $21.5 million, down from $26.7 million for the third quarter of fiscal 2006. Capital expenditures totaled $9.1 million in the third quarter of fiscal 2007 in comparison to $6.3 million in the third quarter of fiscal 2006.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; loss (gain) on disposal of property, equipment and other assets; loss on early extinguishment of debt; impairment of long-lived assets; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.
     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602.

The conference ID for both domestic and international callers is “MedCath.” A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, August 8, 2007. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 10112053. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners manage the cardiovascular program at various hospitals and provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on March 29, 2007 and its Quarterly Report or Form 10-Q for the quarter ended June 30, 2007. Copies of this registration statement and Form 10-Q, including exhibits, are available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.